                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 4)
                                           ---

                         Amarillo Mesquite Grill, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  023014 10 3
                      ----------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)





                               Page 1 of 5 Pages

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                                 SCHEDULE 13G
CUSIP No. 023014 10 3                                         Page 2 of 5 Pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
         48-1141853
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,821,607 (includes vested options to
 Owned by                           purchase 250,000 shares)
 Each Reporting              --------------------------------------------------
 Person With:                 (6) Shared Voting Power
                                    -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,821,607
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,821,607 (includes vested options to purchase 250,000 shares)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excluded Certain Shares      / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (11)
         23%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         PN
-------------------------------------------------------------------------------

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                                                                   Schedule 13G
                                                                    Page 3 of 5
ITEM 1.

    (a)   NAME OF ISSUER
            Amarillo Mesquite Grill, Inc.
          ---------------------------------------------------------------------
    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            302 N. Rock Road, Suite 200
            Wichita, KS 67206
          ---------------------------------------------------------------------


ITEM 2.

    (a)   NAME OF PERSON FILING
            STARWOOD INVESTMENTS, L.P.
          ---------------------------------------------------------------------
    (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            P.O. Box 8904
            Wichita, KS 67208-0904
          ---------------------------------------------------------------------
    (c)   CITIZENSHIP
            United States of America
          ---------------------------------------------------------------------
    (d)   TITLE OF CLASS OF SECURITIES
            Common Stock, $0.01 Par Value
          ---------------------------------------------------------------------
    (e)   CUSIP NUMBER
            023014 10 3
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance company as defined in section 3(a)(19) of the Act

    (d) / / Investment company registered under section 8 of the Investment Company Act

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E)

    (f) / / An employee benefit plan, or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F)

    (g) / / A parent holding company or control person, in accordance with section 240.13d-1(b)(1)(ii)(G)

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

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                                                                   Schedule 13G
                                                                    Page 4 of 5

ITEM 1.
    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP

    (a) AMOUNT BENEFICIALLY OWNED:
        1,821,607 shares (includes vested options to purchase 250,000 shares)
    ---------------------------------------------------------------------------

    (b) PERCENT OF CLASS:
        23%
    ---------------------------------------------------------------------------

    (c) NUMBER OF SHARES TO WHICH SUCH PERSON HAS:

          (i) Sole power to vote or to direct the vote
              1,821,607
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              1,821,607
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
             NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
             NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
             NOT APPLICABLE


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                                                                   Schedule 13G
                                                                    Page 5 of 5

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
             NOT APPLICABLE


ITEM 10. CERTIFICATION
             NOT APPLICABLE



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 16, 1999
                                       ----------------------------------------
                                                         Date

                                       ----------------------------------------
                                                      Signature

                                       STARWOOD INVESTMENTS, L.P., by
                                       Robert A. Geist, as Trustee of the
                                       Robert A. Geist Revocable Trust dated
                                       October 13, 1993; and as a General
                                       Partner and Manager of Starwood
                                       Investments, L.P., a Kansas Limited
                                       Partnership
                                       ----------------------------------------
                                                      Name/Title